Exhibit 99.1
Silicon Storage Technology, Inc.

News Release
 For More Information Contact:

Leslie Green
Stapleton Communications Inc.
(650) 470-0200

Jack K. Lai
Vice President & Chief Financial Officer
Silicon Strorage Technology, Inc.
jlai@sst.com
(408) 735-9110

SST Reports Third Quarter 2005 Financial Results
 Units Up 30 Percent and Revenue Up 27 Percent From 2Q05

SUNNYVALE, Calif., October 25, 2005 -- SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced financial results for the quarter ended September 30, 2005.

Net revenues for the third quarter were $118.1 million, compared with $93.3 million in the second quarter of 2005 and $112.2 million in the third quarter of 2004.

Net loss for the third quarter of 2005 was $4.8 million, or a loss of $0.05 per share, based on approximately 102.7 million diluted shares outstanding. By comparison, the company recorded a net loss of $19.6 million, or a loss of $0.19 per share, on approximately 102.2 million diluted shares outstanding in the second quarter of 2005. For the third quarter of 2004, the company reported a net income of $14.5 million, or $0.15 per share, on approximately 97.5 million diluted shares outstanding.

SST finished the third quarter 2005 with $46.6 million in cash, cash equivalents and short-term investments.

Management Qualitative Comments

"During the third quarter of 2005, our business continued its upward trend with sales increasing each consecutive month," said Bing Yeh, president and chief executive officer. "Our revenue was higher than expected and our loss per share improved substantially from the prior quarter. Units shipped during the third quarter set a new record, increasing 28 percent from our previous record achieved in the fourth quarter of 2004. Units shipped during the third quarter also set new individual records in many high volume applications, including notebook PCs, hard disk drives, printers, LCD monitors, digital TVs, DVD-RW drives, MP3 players, set-top-boxes, cordless phones, GPS and Bluetooth modules. Compared with the previous quarter, unit shipments for 4Mbit and below densities grew 25 percent, 8Mbit and above densities grew 39 percent and non-memory products grew 38 percent. Unit shipments for serial flash products also set a new record with a 46 percent increase compared with the previous quarter.

"During the third quarter, revenue contribution from non-memory products increased by more than 90 percent and contributed 17 percent of our total product revenue, primarily due to the increased shipments of controller products with embedded flash to consumer applications. However, the non-memory product revenue was slightly below our expectations due to weaker than expected shipments in some flash microcontroller products. Therefore, we now expect our non-memory revenue in the second half to be approximately $40 million, nearly 80 percent more than the first half of the year.

"Due to the increased demand and the tightening supply, we began to see price increases for new quotations toward the last month of the third quarter. However, for the whole third quarter, the blended ASP was still down 2 percent. Gross margin improved during the third quarter, due to the improved manufacturing costs and the improved pricing trend that produced a net benefit from previously written-down inventory.

"As we move into the fourth quarter, we expect to see continued strengthening of market demand. We expect to see an improved pricing environment for all densities. However, ASP improvements in the 16 and 32 Mbit densities may be modest as we complete our pricing commitments with certain customers. In addition to improvements in pricing, the expected shipment ramp of our serial flash products, certain non-memory products and non-commodity memory products, coupled with continued lowering of our manufacturing costs, should position us for further growth in the fourth quarter."

Fourth Quarter 2005 Outlook

SST expects its fourth quarter to show healthy growth with increasing unit shipments and improving gross margin. The blended ASP is expected to increase by 5 to 7 percent due to improved pricing and increased shipments of higher priced products. Licensing revenue is expected to be consistent with the prior quarter. SST expects its fourth quarter revenues to be between $125 million and $140 million, assuming no drastic changes occur in the U.S. and international economies. Gross margin is expected to be between 19 and 22 percent, which takes into consideration the risks associated with market condition changes. Research and development spending is expected to be between 5 and 10 percent higher than the prior quarter. With these revenue and expense levels, SST expects net income per share to be between $0.00 and $0.05 in the fourth quarter.

Conference Call Dial-in Information

SST will hold a conference call to discuss its financial results today at 1:30 p.m. PST.  Those wishing to participate in the conference should dial 877-209-0397, international participants please dial (612) 332-0932, using the password "SST" at approximately 1:20 p.m. PST.  A replay of the call will be available for two weeks by dialing 800-475-6701, international participants dial (320) 365-3844 using the access code 798929.  A webcast of the conference call will be available until the next earnings conference call on the company's Web site at http://www.sst.com/events.

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of nonvolatile memory solutions, based on proprietary, patented NOR type SuperFlash technology, for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets. SST's product families include various densities of high functionality flash memory components, flash mass storage products and flash microcontrollers. SST also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH. Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements regarding flash memory and non-memory market conditions, the company's future financial performance, the performance of new products and the company's ability to bring new products to market that involve risks and uncertainties. These risks may include timely development, acceptance and pricing of new products, the terms and conditions associated with licensees' royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect the company's customers, as well as other risks detailed from time to time in the company's SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2004 and on Form 10-Q for the quarters ended March 31, and June 30, 2005.

For more information about SST and the company's comprehensive list of product offerings, please call 1-888/SST-CHIP. Information can also be requested via email to literature@sst.com or through SST's Web site at http://www.sst.com. SST's head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. Emb-FLASH is a trademark of TSMC. All other trademarks or registered trademarks are the property of their respective holders.

- FINANCIAL TABLES TO FOLLOW -

Silicon Storage Technology, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

                                                     Three Months Ended    Nine Months Ended
                                                        September 30,         September 30,
                                                    --------------------  --------------------
                                                      2004       2005       2004       2005
                                                    ---------  ---------  ---------  ---------
                                                       (unaudited)           (unaudited)
Net revenues:
     Product revenues............................. $ 101,260  $ 107,724  $ 308,201  $ 271,876
     Technology licensing.........................    10,912     10,348     36,933     25,810
                                                    ---------  ---------  ---------  ---------
          Total net revenues......................   112,172    118,072    345,134    297,686
Cost of revenues..................................    72,588     98,927    218,632    254,686
                                                    ---------  ---------  ---------  ---------
Gross profit......................................    39,584     19,145    126,502     43,000
                                                    ---------  ---------  ---------  ---------
Operating expenses:
     Research and development.....................    11,574     11,770     35,419     36,821
     Sales and marketing..........................     7,262      7,178     21,461     21,524
     General and administrative...................     4,259      5,683     12,837     19,508
     Other non-recurring charges..................     1,737        (16)     3,216      2,895
                                                    ---------  ---------  ---------  ---------
          Total operating expenses................    24,832     24,615     72,933     80,748
                                                    ---------  ---------  ---------  ---------
Income (loss) from operations.....................    14,752     (5,470)    53,569    (37,748)
Other income (expense), net.......................       684        371      1,296      1,586
Interest expense..................................       (22)       (98)       (89)      (156)
                                                    ---------  ---------  ---------  ---------
Income (loss) before provision for
   (benefit from) income taxes....................    15,414     (5,197)    54,776    (36,318)
Provision for (benefit from) income taxes.........       850       (403)     3,880      2,037
Minority interest.................................        42         --         42        (77)
                                                    ---------  ---------  ---------  ---------
Net income (loss)................................. $  14,522  $  (4,794) $  50,854  $ (38,278)
                                                    =========  =========  =========  =========

Net income (loss) per share - basic .............. $    0.15  $   (0.05) $    0.53  $   (0.38)
                                                    =========  =========  =========  =========

Shares used in per share calculation - basic .....    94,896    102,677     95,601    100,899
                                                    =========  =========  =========  =========

Net income (loss) per share - diluted ............ $    0.15  $   (0.05) $    0.51  $   (0.38)
                                                    =========  =========  =========  =========

Shares used in per share calculation - diluted....    97,491    102,677     99,429    100,899
                                                    =========  =========  =========  =========

Silicon Storage Technology, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

                                                         December 31,  September 30,
                                                             2004          2005
                                                         ------------  ------------
                                                         (unaudited)   (unaudited)
                        ASSETS
Current assets:
    Cash, cash equivalents and short-term investments.. $    103,993  $     46,578
    Trade accounts receivable, net.....................       58,179        74,281
    Inventories........................................      156,618       123,730
    Other current assets...............................       16,049        13,064
                                                         ------------  ------------
         Total current assets..........................      334,839       257,653
Equipment, furniture and fixtures, net.................       16,620        17,058
Long-term marketable securities........................       23,094        34,229
Other assets...........................................      112,178       115,891
Goodwill...............................................       15,600        30,089
                                                         ------------  ------------
         Total assets.................................. $    502,331  $    454,920
                                                         ============  ============

                      LIABILITIES
Current liabilities:
    Notes payable, current portion..................... $        705  $        153
    Trade accounts payable.............................       89,155        63,017
    Accrued expenses and other liabilities.............       30,593        20,114
    Deferred revenue...................................        2,388         3,826
                                                         ------------  ------------
         Total current liabilities.....................      122,841        87,110
Other liabilities......................................        1,307         1,627
Minority interest......................................        2,199            --
                                                         ------------  ------------
         Total liabilities.............................      126,347        88,737
                                                         ------------  ------------

                 SHAREHOLDERS' EQUITY
Common stock...........................................      358,578       376,653
Accumulated other comprehensive income.................       16,542        26,943
Retained earnings/(Accumulated defecit)................          864       (37,413)
                                                         ------------  ------------
         Total shareholders' equity....................      375,984       366,183
                                                         ------------  ------------
         Total liabilities and shareholders' equity.... $    502,331  $    454,920
                                                         ============  ============

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